UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

HC2 Holdings, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Copyright 2020 HC2 Holdings Company Inc. Displaced due to COVID 19? We appreciate that during these unprecedented times some stockholders may not be residing at or have access to their normal mailing address. If you want to revoke your consent and your materials are mailed to an address where you are not currently located, you can still revoke your consent. If you are a Registered Stockholder: Please read the Consent Revocation Statement HERE, then call Okapi Partners at (877) 629-6355 or via email at HC2consent@okapipartners.com and they will assist you. If you are a Beneficial Stockholder and hold through a bank or broker: Please read the Consent Revocation Statement HERE. You will need to reach out to your bank or broker directly and tell them that you wish to revoke consent on all proposals on the Company’s WHITE Consent Revocation Card. Your bank or broker may need to contact their internal Proxy or Corporate Actions Department to obtain the correct information for you. The record date for the consent is April 2, 2020 and the cut-off date for submitting revocations is May 7, 2020. If you require any assistance in revoking your consent, stockholders may call Okapi at (877) 629-6355. Banks and brokerage firms may call Okapi at (212) 297-0720. Stockholders, banks and brokerage firms may also contact Okapi via email at HC2consent@okapipartners.com. Home About Your Board Investor Relations and News Additional Information Consent Revocation Instructions Consent if Displaced by COVID-19 Consent if Displaced by COVID-19 – HC2Vision Page 1 of 1 https://www.hc2vision.com/how-to-consent/ 4/21/2020